                                           FILING FEE: $150.00
                                           BY: ROBERT E. WEAVER
                                           7515 CABRILLO AVE.
                                           LA JOLLA, CA 92037

                           ARTICLES OF INCORPORATION
                                      OF
                             ATHENA VENTURES, INC.


                                       I

The name of the corporation is ATHENA VENTURES, INC.

                                      II

The principal office in the State of Nevada is located at 1310 Alpine Drive, Boulder City, County of Clark, State of Nevada. The name and address of the corporation's resident agent is: Investment Control Services, Inc., 1310 Alpine Drive, Boulder City, NV 89005.

                                      III

The purpose of this corporation is to engage in any lawful activity for which a corporation may be organized under the laws of Nevada other than the banking business, the trust company business or the practice of a profession.

                                      IV

This corporation is authorized to issue only one class of shares of stock and the total number of shares which this corporation is authorized to issue is 100,000,000, each having a par value of $0.001.

                                       V

The governing board shall be known as directors, the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws, provided that the number of directors shall not be reduced to less than three, except in cases where all the shares of the corporation are owned beneficially and of record by one or two stockholders, the number of directors may be less than three but not less than the number of stockholders.
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                                       VI

The capital stock of the corporation, after the amount of the subscription price has been paid in money, property, or services, as the directors shall determine, shall not be subject to assessment to pay the debts of the corporation, nor for any other purpose, and no stock issued as fully paid up shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.

                                      VII

The name and post office address of the incorporator signing the Articles of Incorporation is as follows: Robert C. Weaver, Jr., P.O. Box 1841, La Jolla, CA 92038.

                                     VIII

The corporation is to have perpetual existence.



     THE UNDERSIGNED, being the incorporator hereinbefore named for the purpose of forming this corporation, does make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true.


                                    /s/ Robert C. Weaver
                                    ------------------------
                                     ROBERT C. WEAVER, JR.


State of California
County of San Diego

On Aug 3, 1987, personally appeared before me, a notary public, who acknowledged that Robert C. Weaver, Jr. executed the above instrument.


                                 /s/ Joanne K. Walker
                         ----------------------------------
                                  Signature of Notary


                         ---------------------------------
                         -    OFFICIAL SEAL              -
                         -    JOANNE K WALKER            -
                         -    Notary Public - California -
                         -    SAN DIEGO COUNTY           -
                         -    My Comm Exp Nov 13, 1990   -
                         ---------------------------------


ARTICLES OF INCORPORATION - ATHENA VENTURES, INC.